Exhibit 99.2 4Q18 Earnings Presentation January 31, 2019

Forward Looking Statements The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to: weakness or a decline in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas; the inability to retain USAB’s customers and key employees; The inability to grow costumer deposits to keep pace with loan growth; an increase in our allowance for credit losses due higher than expected loan losses within one or more segments of our loan portfolio; less than expected cost reductions and revenue enhancement from Valley's cost reduction plan including its earnings enhancement program called "LIFT" and branch transformation strategy; greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations; the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy; the effect of the partial U.S. Government shutdown on levels of economic activity in the markets in which we operate and on levels of end market demand in the economy in general, cyber-attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities; damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, employment related claims, and other matters; changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020; higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from the impact of the Tax Cuts and Jobs Act and other changes in tax laws, regulations and case law; our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings; unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events; unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships. A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the period ended September 30, 2018. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

4Q 2018 Highlights 3 Reported Adjusted1 4Q18 3Q18 4Q17 4Q18 3Q18 4Q17 Return on 0.98% 0.91% 0.44% 0.93% 0.96% 0.77% Average Assets Efficiency Ratio 59.87% 61.70% 68.30% 56.68% 57.84% 57.43% Diluted Earnings Per $0.22 $0.20 $0.09 $0.21 $0.21 $0.16 Share Year-over-year quarterly adjusted earnings per share growth of over 31% Annualized linked quarter net loan growth of 15.3% Net Interest Margin down 2 basis points linked quarter to 3.10% Year-over-year quarterly adjusted Efficiency Ratio improvement of 75 basis points 1Please refer to the Non-GAAP Disclosure Reconciliation on pages 10 & 11

Revenues 4 Net Interest Margin – Stable Trend Non-Interest Income Trends ($mil) Gain-on-Sale of $34.7 Loans 3.13% $30.2 2.4 3.12% 3.10% $29.0 Service Charges 6.3 6.4 3.7 2.5 Loan Servicing 6.6 5.4 Fees 6.7 1.8 2.6 $223.4 1.7 Trust, Investment $218.1 & Insurance 7.2 6.8 BOLI 1.6 2.5 $171.4 15.1 7.8 6.8 1 Other 4Q17 3Q18 4Q18 4Q17 3Q18 4Q18 NII ($mil) NIM Both metrics are represented on full tax equivalent basis Other non-interest income positively impacted by a $5.1 mil Annualized linked-quarter NII growth of 9.7% driven by net pre-tax gain from sale of non-marketable securities substantial loan growth. Mortgage gain-on-sale income declined by $1.3 million on a linked quarter basis Full year 2018 NIM flat at 3.11% vs 2017 1Other Income includes income from swap fees, credit card fees, net gains and losses from sales of assets and securities, FDIC loss-share income/expense (change in FDIC receivable) and other additional sources.

Noninterest Expense 5 Project LIFT Status & Timing1 ($ in millions) Efficiency Ratio (%)3 83.1% Realized Benefit $22 mil 61.7 target 59.9 2 57.8 by the end Expected 56.7 of 2Q19 Remaining < 51.0 16.9% Benefit 3Q18 4Q18 3Q18 4Q18 2020 Goal Reported Reported Adjusted Adjusted 4Q18 Adjusted Operating Expenses ($, in millions)3 Linked quarter decline in adjusted expenses Other notable items in 4Q18 driven by lower salaries and benefits (ex- severance) and lower data processing fees ($0.6) $142.6 $1.0 Rebranding $2.7 We realized approximately $2.7 million in pre- tax severance charges related to Branch Transformation $4.2 $9.0 Mortgage Commissions Based on current pipeline and changes in compensation structure we expect mortgage Adjusted Expenses Amortization of tax credits commissions to decline in 1Q19 Severance - Branch Transformation Merger-related 1Figures are on a pre-tax basis; 2Represents the estimated remaining benefit for the program at Dec. 31, 2018; 3Refer to the appendix regarding the calculation for non-GAAP financial measures.

Loans & Loan Growth 6 1 Loan Portfolio by Product (4Q18) Loan Growth vs. Industry Res. Mortgage, 15.8% C&I, 17.1% 2 3 Valley Industry Consumer, 13.5% Multi-family, 10.5% 15.8% $25.0 bil Construction, 5.9% 6.3% 5.3% 5.2% Owner Occupied CRE, Non-owner Occupied CRE, 4.1% 11.5% 23.4% 3.1% New loan originations ($ bil) and Yield (%) 2016 2017 2018 Strong Performance and Outlook $1.6 4.95% $1.6 $1.5 2018 full year loan growth of 13.4% and 4Q18 annualized quarterly 4.69% 4.67% 4.44% loan growth of 15.3% We expect loan growth for 2019 in $1.0 a range of 6-8% Q1 2018 Q2 2018 Q3 2018 Q4 2018 Origination Volume (Gross) Yield 1Loan classifications according to call report schedule which may not correspond to classification outlined in earnings release. 2VLY data excludes non-CRA qualifying purchased loans. 3Represents all commercial banks in the U.S. as per Federal Reserve H.8 data.

Deposits & Funding 7 Recent Deposit Trend ($ in billions)1 Funding Composition 12/31/18 1 $1.9 bil Non-interest bearing Time +$1.65 bil 7.1 $11.2 Savings, NOW 5.4 $6.2 & MMA Noninterest Bearing $28.2 6.1 6.2 +40 mil Time bil 11.0 11.2 $1.7 Savings, Now & Short-term MMA +$177 mil $2.1 Borrowings $7.1 Long-term 3Q 2018 4Q 2018 Borrowings Trailing Period Betas2 Funding Trends for 4Q18 75.6% 81.9% Loan-to-deposit ratio at 12/31/2018 of 57.4% 52.4% 102.4% 48.1% 53.0% 40.5% Reduced combined short and long-term 40.1% borrowings by approximately $924 million 36.9% from 9/30/2018 3 Months 6 Months 12 Months Total Funding Earning Asset IB Deposits 1Sums may be inconsistent due to the effects of rounding 2Represents the trailing period change from 4Q18 in the quarterly average rate for Valley average deposits, interest-bearing liabilities and earning assets as a percentage of the change in the quarterly average effective federal funds rate for corresponding period.

SLIDE 8

Asset Quality

NCOs/Avg. Loans[1]


-0.02%
0.00%
0.02%
4Q17
3Q18
4Q18

Nonaccruals/Loans[2]


0.36%
0.33%
0.35%
4Q17
3Q18
4Q18

Taxi Medallion Update

Taxi Medallion	9/30/18	12/31/18
Related Reserves as a % of Total Exposure	22.46%	24.74%
Total Exposure	$132 mil	$130 mil
Medallions as a % of Total Loans	0.55%	0.52%

- Quarterly net charge-offs of $1.0 million
- Loan loss provision (LLP) associated with medallion portfolio equated to approximately $2.5 million
- Remaining quarterly LLP driven by strong loan originations
- Excluding Medallion loans, we continue to experience favorable credit trends across all geographies

[1]Represents annualized net charge-offs as a percentage of average loans for the period indicated; [2]Represents nonaccrual loans as a percentage of total outstanding loans as the period indicated.

Targets & Outlook 9 2019 Full-year loan growth • We are targeting net loan growth in the range of 6% to 8% 2019 Net Interest Income • We anticipate net interest income growth of approximately 5 to 7% 2019 Adjusted Efficiency Ratio • We expect to achieve an adjusted efficiency ratio below 55%

SLIDE 10

Non-GAAP Disclosure Reconciliation

($ in thousands, except for share data)	Three Months Ended December 31, 2018	September 30, 2018	December 31, 2017
Adjusted net income available to common shareholders:			
Net income, as reported	$77,102	$69,559	$26,098
Less: Gain on the sale of Visa Class B shares (net of tax)*	(4,677)	—	—
Add: Losses on securities transactions (net of tax)	1,047	56	15
Add: Severance costs (branch transformation only, net of tax)**	1,907	—	—
Add: Branch related asset impairment (net of tax)****	—	1,304	—
Add: Legal expenses (litigation reserve impact only, net of tax)	—	1,206	—
Add: Merger related expenses (net of tax)*****	(455)	935	1,073
Add: Amortization of tax credit investments (Tax Act Impact Only)	—	—	3,136
Add: Income Tax Expense (USAB and Tax Act Impacts Only)	(2,274)	—	15,441
Net income, as adjusted	$72,650	$73,060	$45,763
Dividends on preferred stock	3,172	3,172	3,172
Net income available to common shareholders, as adjusted	$69,478	$69,888	$42,591

* The gain from the sale of non-marketable securities is included in other non-interest income.
** Severance costs are included in salary and employee benefits expense.
*** LIFT program expenses are primarily within professional and legal fees, and salary and employee benefits expense.
**** Branch related asset impairment is included in net losses on sale of assets within non-interest income.
***** Merger related expenses are primarily within salary and employee benefits and other expense.

	December 31, 2018	September 30, 2018	December 31, 2017
Adjusted per common share data:			
Net income available to common shareholders, as adjusted	$69,478	$69,888	$42,591
Average number of shares outstanding	331,492,648	331,486,500	264,332,895
Basic earnings, as adjusted	$0.21	$0.21	$0.16
Average number of diluted shares outstanding	332,856,385	333,000,242	265,288,067
Diluted earnings, as adjusted	$0.21	$0.21	$0.16
Adjusted annualized return on average tangible shareholders' equity:			
Net income, as adjusted	$72,650	$73,060	$45,763
Average shareholders' equity	3,340,411	3,307,690	2,562,326
Less: Average goodwill and other intangible assets	1,164,638	1,161,167	732,604
Average tangible shareholders' equity	$2,175,773	$2,146,523	$1,829,722
Annualized return on average tangible shareholders' equity	13.36%	13.61%	10.00%
Adjusted annualized return on average assets:			
Net income, as adjusted	$72,650	$73,060	$45,763
Average assets	$31,328,729	$30,493,175	$23,907,011
Annualized return on average assets, as adjusted	0.93%	0.96%	0.77%
Adjusted annualized return on average shareholders' equity:			
Net income, as adjusted	$72,650	$73,060	$45,763
Average shareholders' equity	$3,340,411	$3,307,690	$2,562,326
Annualized return on average shareholders' equity, as adjusted	8.70%	8.84%	7.14%

SLIDE 11

Non-GAAP Disclosure Reconciliation

($ in thousands)	Three Months Ended December 31, 2018	September 30, 2018	December 31, 2017
Annualized return on average tangible shareholders' equity:			
Net income, as reported	$77,102	$69,559	$26,098
Average shareholders' equity	3,340,411	3,307,690	2,562,326
Less: Average goodwill and other intangible assets	1,164,638	1,161,167	732,604
Average tangible shareholders' equity	$2,175,773	$2,146,523	$1,829,722
Annualized return on average tangible shareholders' equity	14.17%	12.96%	5.71%
Adjusted efficiency ratio:			
Non-interest expense	$153,712	$151,681	$136,317
Less: Severance expense (branch transformation only, pre-tax)	2,662	—	—
Less: Legal expenses (litigation reserve impact only, pre-tax)	—	1,684	—
Less: Merger-related expenses (pre-tax)	(635)	1,304	1,378
Less: Amortization of tax credit investments (pre-tax)	9,044	5,412	20,302
Non-interest expense, as adjusted	$142,641	$143,281	$114,637
Net interest income	222,053	216,800	169,414
Non-interest income, as reported	34,694	29,038	30,159
Add: Branch related asset impairment (pre-tax)	—	1,821	—
Add: Losses on securities transactions, net (pre-tax)	1,462	79	25
Less: Gain on the sale of Visa Class B shares (pre-tax)	6,530	—	—
Non-interest income, as adjusted	$29,626	$30,938	$30,184
Gross operating income	$251,679	$247,738	$199,598
Efficiency ratio, as adjusted	56.68%	57.84%	57.43%

($ in thousands, except for share data)	As Of December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Tangible book value per common share:					
Common shares outstanding	331,431,217	331,501,424	331,454,025	331,189,859	264,468,851
Shareholders' equity	$3,350,454	$3,302,936	$3,277,312	$3,245,003	$2,533,165
Less: Preferred Stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,161,655	1,166,481	1,162,858	1,165,379	733,144
Tangible common shareholders' equity	$1,979,108	$1,926,764	$1,904,763	$1,869,933	$1,590,330
Tangible book value per common share	$5.97	$5.81	$5.75	$5.65	$6.01
Tangible common equity to tangible assets:					
Tangible common shareholders' equity	$1,979,108	$1,926,764	$1,904,763	$1,869,933	$1,590,330
Total assets	31,863,088	30,881,948	30,182,979	29,464,357	24,002,306
Less: Goodwill and other intangible assets	1,161,655	1,166,481	1,162,858	1,165,379	733,144
Tangible assets	$30,701,433	$29,715,467	$29,020,121	$28,298,978	$23,269,162
Tangible common equity to tangible assets	6.45%	6.48%	6.56%	6.61%	6.83%

For More Information 12 . Log onto our website: www.valley.com . Email requests to: rkraemer@valley.com . Call Rick Kraemer in Investor Relations, at: (973) 686-4817 . Write to: Valley National Bank 1455 Valley Road Wayne, New Jersey 07470 Attn: Rick Kraemer, FSVP - Investor Relations Officer  Log onto our website above or www.sec.gov to obtain free copies of documents filed by Valley with the SEC